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                            HARDING ASSOCIATES, INC.

                                                                  Exhibit No. 11
                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                  (Unaudited)


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                                                                             Three Months Ended                 Nine Months Ended
                                                                                 February 28,                      February 28,
                                                                            1995             1994             1995             1994
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
PRIMARY
    Average shares outstanding .................................            4,703            4,659            4,677            4,628
    Net effect of dilutive stock options
         based on the modified treasury stock
         method using the average market price .................              101              249              130              222
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         TOTAL .................................................            4,804            4,908            4,807            4,850
====================================================================================================================================

    Net income .................................................           $  376           $  304           $2,174           $1,582
====================================================================================================================================

    Net income per share .......................................           $  .08           $  .06           $  .45           $  .33
====================================================================================================================================


FULLY DILUTED
    Average shares outstanding .................................            4,703            4,659            4,677            4,628
    Net effect of dilutive stock options
         based on the modified treasury stock
         method using ending market prices if
         higher than the average market price ..................              101              249              130              222
- - ------------------------------------------------------------------------------------------------------------------------------------

         TOTAL .................................................            4,804            4,908            4,807            4,850
====================================================================================================================================

    Net income .................................................           $  376           $  304           $2,174           $1,582
====================================================================================================================================

    Net income per share .......................................           $  .08           $  .06           $  .45           $  .33
====================================================================================================================================


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